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                                                                  EXHIBIT 99.7

                              WARRANT EXERCISE AND
                            INDEMNIFICATION AGREEMENT


         This Agreement is made and entered into as of the 24th day of November, 1997 by and between William Zanker ("Zanker"), and The Great American Backrub Store, Inc., a New York corporation (the "Company").

         WHEREAS, the Company and Zanker entered into a consulting agreement on October 16, 1997 (the "Consulting Agreement"); and

         WHEREAS, pursuant to the Consulting Agreement the Company issued five year warrants to Zanker to purchase an aggregate of 300,000 shares for $225,000 (the "Warrants"); and

         WHEREAS, the Company is obligated to pay Zanker $190,000 pursuant to the Consulting Agreement; and

         WHEREAS, Zanker wishes to exercise and the Company wishes to permit Zanker to exercise the Warrants by waiving all right to cash compensation under the Consulting Agreement.

         NOW THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Zanker, concurrently with the effective date of the registration statement relating to the shares of common stock issuable upon the exercise of the Warrants, waives all rights to cash compensation under the Consulting Agreement in exchange for the exercise of the Warrants into 300,000 shares of the Company's common stock and hereby exercises the Warrants.

         2. The Company hereby accepts Zanker's waiver of $190,000 of cash compensation due under the Consulting Agreement as the full exercise price of the Warrants.

         3. Zanker hereby agrees to indemnify and hold the Company harmless for any and all liability arising from or related to a judgment in an action entitled Chemical Bank v. William Zanker (93-117205, Supreme Court New York) and agrees to place 75,000 shares in escrow with Sommer & Schneider LLP with instructions to sell such shares to provide a fund to pay such liabilities, whether on behalf of Zanker or if the Company is called upon to pay such liabilities. Upon satisfaction of the liabilities the remaining portion of the fund, if any, will be paid to Zanker.

         4. Except as set forth above, Zanker shall continue to perform services under the Consulting Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                        /s/ William Zanker
                                        ------------------------------
                                            William Zanker



                                        THE GREAT AMERICAN BACKRUB STORE, INC.


                                        By: /s/ David Coia
                                           ---------------------------
                                            David Coia, President